Exhibit 4.4

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement (this “Agreement”) dated as of October 18, 2007, is made by and among U.S. Bank National Association, as trustee under the Pooling and Servicing Agreement referred to below, and HSBC Bank USA, National Association, as administrator and as bank (“HSBC” and, in its capacity as Administrator, the “Administrator”, and in its capacity as bank, the “Bank”). Capitalized terms used but not defined herein shall have the meaning assigned (including by reference therein) in the Pooling and Servicing Agreement dated as of October 18, 2007 (the “Pooling and Servicing Agreement”) among HSBC Home Equity Loan Corporation II, as depositor (the “Depositor”), HSBC Finance Corporation, as servicer (the “Servicer”), the Trustee and the Administrator. The trust known as HSBC Home Equity Loan Trust (USA) 2007-3 and created under the Pooling and Servicing Agreement is referred to herein as the “Trust”. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.          Establishment of Deposit Account. The Bank hereby confirms and agrees that:

(a)   The Bank has established account number 10-880568 designated as the “Collection Account” pursuant to Section 3.02(b) of the Pooling and Servicing Agreement and account number 10-880569, designated as the “Carryover Reserve Fund” pursuant to Section 4.04 of the Pooling and Servicing Agreement, each in the name “HSBC Bank USA, National Association, as Administrator on behalf of U.S. Bank National Association, as Trustee, in trust for the Certificateholders of HSBC Home Equity Loan Trust (USA) 2007-3, Closed-End Home Equity Loan Asset-Backed Certificates, Series 2007-3” (each such account and any successor account thereof, a “Deposit Account”). Except as provided in Section 12 hereof, the Bank shall not change a name, account number or designation of a Deposit Account without the prior written consent of the Trustee and without prior written notice to the Servicer, which notice shall state the proposed effective date of any such change;

(b)   The Bank is an organization engaged in the business of banking and is acting in such capacity in maintaining each Deposit Account and acting as Bank hereunder;

(c)   Each Deposit Account has been established and will be maintained as a “deposit account” (as defined in Section 9-102(29) of the UCC) and is not evidenced by an “instrument” (as defined in Section 9-102(47) of the UCC);

(d)   The Trustee is the Bank’s sole “customer” (within the meaning of Section 9-104 of the UCC) with respect to each Deposit Account;

(e)   All cash and money delivered to the Bank pursuant to the Pooling and Servicing Agreement will be promptly credited to each Deposit Account in accordance with the terms of the Transaction Documents; and

(f)    The Bank’s “jurisdiction” (within the meaning of Section 9-304 of the UCC) is the State of New York.

Section 2.          Trustee’s Directions. Notwithstanding anything to the contrary and for the avoidance of doubt, if at any time the Bank shall receive any instructions originated by the Trustee directing the disposition of funds in each Deposit Account, the Bank shall comply with such instructions without further consent by any other Person. The parties hereto acknowledge that the Administrator may give instructions to the Bank directing the disposition of funds in each Deposit Account pursuant to the Pooling and Servicing Agreement. In the event of a conflict between the instructions originated by the Trustee and the instructions originated by the Administrator directing the disposition of funds in each Deposit Account, the instructions of the Trustee shall prevail.

Section 3.          Subordination of Liens; Waiver of Set-Off. In the event that the Bank has or subsequently obtains by agreement, by operation of law or otherwise, a security interest or other rights in a Deposit Account or any monies credited thereto, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Trustee. The monies deposited in a Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Trustee (except that the Bank may set off (i) all amounts due to the Bank in respect of customary fees and expenses for the routine maintenance and operation of such Deposit Account and (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4.          Governing Law. This Agreement and each Deposit Account shall be governed by the laws of the State of New York applicable to agreements made and to be performed therein. Regardless of any provision in any other agreement, for purposes of the UCC, the State of New York shall be deemed to be the Bank’s jurisdiction (in accordance with Section 9-304(b) of the UCC), and each Deposit Account shall be governed by the laws of the State of New York.

Section 5.	Conflict with Other Agreements; Amendments.

(a)   In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into regarding a Deposit Account, the terms of this Agreement shall prevail.

(b)   No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto. This Agreement may not be amended without satisfaction of the Rating Agency Condition.

(c)   The Bank, strictly in such capacity, hereby confirms and agrees that it has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Trustee or any other Person purporting to limit or condition the obligation of the Bank to comply with the Trustee’s directions or instructions with respect to a Deposit Account.

Section 6.          Adverse Claims. Except for the claims and interest of the Trustee in a Deposit Account, the Bank does not know or have notice of any claim to, or interest in, such Deposit Account. If the Bank obtains actual knowledge of any Person asserting any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against such Deposit Account, the Bank will promptly notify the Trustee thereof.

Section 7.          Maintenance of Deposit Account. The Bank will promptly send copies of all statements, confirmations and other correspondence concerning such Deposit Account simultaneously to the Trustee and the Servicer at the addresses set forth in Section 11 of this Agreement.

Section 8.          Representations, Warranties and Covenants of the Bank. The Bank hereby makes the following representations, warranties and covenants:

(a)   each Deposit Account has been established as set forth in Section 1 above, and each Deposit Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b)	this Agreement is the valid and legally binding obligation of the Bank.

Section 9.          Exculpatory Provisions; Indemnification of Bank. The Trustee hereby agrees, on behalf of the Trust, that the Bank is released from any and all liabilities to the Trust arising from the terms of this Agreement and the compliance of the Bank with the terms hereof, except to the extent that such liabilities arise from the Bank’s willful misconduct, negligence or bad faith. The Trust and its successors and assigns shall at all times indemnify and save harmless the Bank from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Bank with the terms hereof, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, except to the extent that such arises from the Bank’s willful misconduct, negligence or bad faith. This Section 9 shall survive the termination of this Agreement.

Section 10.        Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors who obtain such rights solely by operation of law. In the case of an assignment of this Agreement, notice shall be provided to the Rating Agencies.

Section 11.        Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Trustee:	U.S. Bank National Association 209 South LaSalle Street, Suite 300 Chicago, Illinois 60604 Telephone Number: (312) 325-8900 Facsimile: (312) 325-8905

Bank and Administrator:	HSBC Bank USA, National Association 452 Fifth Avenue New York, New York 10018 Attention: Corporate Trust Telephone Number: (212) 525-1367 Facsimile: (212) 525-1300

Servicer:	HSBC Finance Corporation 2700 Sanders Road Prospect Heights, Illinois 60070 Attention: Treasurer Telephone Number: (847) 564-5000 Facsimile: (847) 205-7538

Any party may change his address for notices in the manner set forth above.

Section 12.        Termination. The obligations of the Bank to the Trustee pursuant to this Agreement shall continue in effect until the security interest of the Trust in each Deposit Account has been terminated pursuant to the terms of the Pooling and Servicing Agreement and the Trustee has notified the Bank of such termination in writing.

Section 13.        Limited Recourse.  Notwithstanding any other provision contained herein or in any of the Transaction Documents, the liability of the Trust or the Trustee to the Bank hereunder is limited in recourse to the Trust Fund and to the extent the proceeds of the Trust Fund, when applied in accordance with the terms of the Pooling and Servicing Agreement, are insufficient to meet the obligations of the Trust hereunder in full, the Trust shall have no further liability in respect of any such outstanding obligations which shall thereupon extinguish and shall not thereafter revive.

Section 14.        Non-Petition.  Notwithstanding any other provision of this Agreement, neither the Trustee nor the Bank, in its capacity as Bank hereunder, may, prior to the date which is one year (or, if longer, the applicable preference period then in effect) and one day after the payment in full of all Certificates, institute against, or join any other Person in instituting against, the Trust any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal or state bankruptcy or similar laws.

Section 15.        Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

Section 16.        Headings. The headings of the sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 17.        Trustee Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by the Trustee, not individually or personally but solely as Trustee of the Trust under the Pooling and Servicing Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by the Trustee but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on the Trustee individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties to this Agreement and by any person claiming by, through or under them and (d) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaking by the Trust under this Agreement or any related documents.

IN WITNESS WHEREOF the parties have caused this Deposit Account Control Agreement to be duly executed by their officers or partners thereunto duly authorized as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION,

not in its individual capacity, but solely as Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,

not in its individual capacity, but solely as Administrator

By:	/s/ F. Acebedo
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,

not in its individual capacity, but solely as Bank

By:	/s/ F. Acebedo
Name:	Fernando Acebedo
Title:	Vice President